Exhibit 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                             OF HYPERBARIC SYSTEMS,
                            A CALIFORNIA CORPORATION

The undersigned, Harry Masuda and Paul Okimoto, hereby certify that:

1. They are the duly elected and acting President and Secretary respectfully of Hyperbaric Systems, a California corporation (the "Corporation");

2. The Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Human BioSystems.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This Corporation is authorized to issue two classes of shares to be designated respectively common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which forty-five million (45,000,000) shares shall be Common Stock, and five million (5,000,000) shares shall be Preferred Stock. The Board of Directors of the corporation is hereby authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of California.

ARTICLE IV

(A) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B) This Corporation is authorized to indemnify agents of this Corporation, including without limitation, directors and officers, whether by bylaw, agreement or otherwise, to the fullest extent permissible under

California Law, and in excess of that expressly permitted by Section 317 of the California Corporation Law.

3. The foregoing amendment has been approved by the Board of Directors of this Corporation.

4. The foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 19,198,685 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equal or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

IN WITNESS WHEREOF, the undersigned have executed this certificate on October 21, 2002.

/s/ _______________________                     /s/ _________________________
    Harry Masuda, President                         Paul Okimoto, Secretary


Each of the undersigned certifies under penalty of perjury that he has read the foregoing Amended and Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true.

Executed at Palo Alto, California October 21, 2002.

/s/ _______________________                     /s/ _________________________
    Harry Masuda                                    Paul Okimoto